Exhibit 77O(iii)

RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Loomis, Sayles & Company, L.P.

Name of Fund:  Loomis Sayles Strategic Income Fund (1439N9)

Total Net Assets of Fund:  $9,797,443

Issuer:  Goodyear Tire and Rubber

Underwriter(s): Joint Book Runners: JP Morgan, Citi,
DB Securities, & Goldman
		Co-Managers: BNP, Calyon, HSBC, MS, & NBI

Affiliated Underwriter in the Syndicate:  Natixis
Bleichroeder Inc.

Date of Purchase:  5/6/09

Date of Offering:  5/5/09

Amount of Purchase :  $25,710,690

Purchase Price:  95.846

Commission or Spread: None


Check that all the following conditions have been met
(any exceptions should be discussed prior to commitment):

X	The securities are (i) part of an issue registered
 under the Securities Act of 1933 (the 1933 Act) that is being offered to the public, (ii) part of an issue of government securities as defined under the Investment
Company Act of 1940, (iii)municipal securities as defined under the Securities Exchange Act of 1934, (iv) sold in an offering conducted under the laws of a country other than the United States subject to certain requirements, or (v) exempt from registration under Rules 144A of the 1933 Act.

	If the securities meet conditions (i), (ii), (iv) or (v):

X	the issuer of such securities has been in continuous
 operation for not less than three years (including operations of predecessors).


If the securities meet conditions (iii):

__	the issuer of such securities has received an
investment grade rating from a nationally recognized statistical rating organization or if the issuer of the municipal securities or entity supplying the revenues from which the issue is to be paid has been in continuous operation for less than three years (including any predecessors), it has received one of the three highest ratings from at least one such rating service


X	The securities were purchased prior to the end of
the first day of which any sales were made and the purchase price did not exceed the offering price (or fourth day before termination, if a rights offering).

X	The underwriting was a firm commitment.

X	The commission, spread or profit was reasonable
and fair compared to that being received by others for underwriting similar securities during a comparable period of time.

X	The amount of the securities purchased by the Fund,
 aggregated with purchases by any other investment company advised by the Funds investment adviser or sub-adviser, and any purchases by another account with respect to which the investment adviser or sub-adviser exercised such investment discretion with respect to the purchase did not exceed 25% of the principal amount of the offering.

X	No underwriter which is an affiliate of the Funds
adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

X	The purchase was not part of a group sale (or part
of the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.







Signed by: /s/ Jan Sharp

		Date: 5/13/09